NEWS RELEASE

For Immediate Release
Date: November 2, 2007

FHLB DES MOINES ANNOUNCES BOARD OF DIRECTOR CHANGES

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) is pleased to announce the results of its recent director elections and the reappointment of directors by the Federal Housing Finance Board (Finance Board). In addition, the FHLB Des Moines board of directors recently elected its chair and vice chair for two-year terms effective January 1, 2008. Michael K. Guttau, chairman and president of Treynor State Bank in Treynor, Iowa, was elected chair while Dale E. Oberkfell, president and chief operating officer of Reliance Bank in Frontenac, Missouri was elected vice chair.

FHLB Des Moines’ board is comprised of 18 members. Ten of the directors are elected by member financial institutions and eight public interest directors are appointed by the Finance Board. Two of the appointed directors are designated “community interest directors” and must come from organizations with more than a two-year history of representing consumer or community interests on banking services, credit needs, housing or financial consumer protections.

The following directors will serve three-year terms beginning January 1, 2008.

Appointed Directors
Johnny A. Danos, president of the Greater Des Moines Community Foundation in Des Moines, Iowa, was reappointed to the Bank’s board. He has 31 years of public accounting experience serving commercial, retail, insurance, banks and financial institutions. Mr. Danos is the retired managing partner of the KPMG accounting firm in Des Moines and currently serves as audit committee chair on the board of directors of Casey’s General Stores and Wright Tree Service.

Gerald D. Eid is designated as a community interest director by the Finance Board and has served as chief executive officer (CEO) of Eid-Co Buildings, Inc. in Fargo, North Dakota since 1973. A second-generation builder, Mr. Eid has been in the building business and licensed as a realtor for more than 30 years. Mr. Eid has served as a member of the North Dakota Housing Finance Agency Advisory Board since 1998 and is currently its chair. He has also represented North Dakota on the executive committee of the National Association of Homebuilders. Mr. Eid was reappointed to a second term on the Bank’s board of directors.

David R. Frauenshuh was reappointed to his second term on the Bank’s board. Mr. Frauenshuh has served as CEO and founder of Frauenshuh, Inc., headquartered in Minneapolis, Minnesota, since 1983. He is also chairman of Cornerstone Capital Investments and VeriSpace. He currently serves on the board of directors for The Salvation Army National Advisory Board, Minnesota Military Family Foundation, Capital City Partnership, Crossways International and the Concordia University President’s Advisory Board.

Elected Directors
Michael J. Finley, president of Janesville Bank in Janesville, Minnesota, was declared elected by FHLB Des Moines to his second term on its board of directors. Mr. Finley has nearly 30 years of experience in the banking industry. In 1982, Mr. Finley moved back to his hometown of
Janesville and accepted a position as cashier and loan officer at Janesville State Bank. Since that time, his responsibilities have varied from operations and lending to management positions. He became president of Janesville State Bank in 1995.

Eric Hardmeyer was elected to his first term on the FHLB Des Moines board of directors. Mr. Hardmeyer is president and CEO of Bank of North Dakota (BND), the country’s only state-owned bank, located in Bismarck. A North Dakota native, Mr. Hardmeyer has spent most of his career at the BND. He joined the organization in 1985 and served as senior vice president for lending before becoming president and CEO in 2001. Mr. Hardmeyer is also the current chairman of the North Dakota Bankers Association.

Joseph C. Stewart III, CEO of Bank Star in Pacific, Missouri, was elected to his first term on the Bank’s board. Mr. Stewart has worked in the family banking business since he was in high school and assumed the title of chairman of the board of BancStar, Inc., a four bank holding company in 2004. In addition to Bank Star, Mr. Stewart serves as CEO for Bank Star of Leadbelt, Bank Star One and Bank Star of the Bootheel. Mr. Stewart is a graduate of the University of Wisconsin (Madison) Graduate School of Banking and is also involved in several professional banking organizations and civic activities.

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The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost short and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.